As filed with the Securities and Exchange Commission on
September 18, 2007
Registration No.

U. S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA YINGXIA INTERNATIONAL, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Florida	000-30790	65-0664961
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

HARBIN YINGXIA INDUSTRIAL CO., LTD,
NO.300, XIDAZHI STREET NANGANG,
HARBIN HEILONGJIANG  150001
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(212) 232-0120
 (ISSUER TELEPHONE NUMBER)

(FORMER NAME AND ADDRESS)

 (Full title of the plan)

c/o American Union Securities
100 Wall Street 15th Floor New York, NY
 (Name and address of agent for service)

COPIES OF COMMUNICATIONS TO:
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726

CALCULATION OF REGISTRATION FEE

Title of securities To be registered	Amount to be registered	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering price	Amount of Registration fee(1)

Common Stock, par Value, $.001 per share	120,000	$2.28	$273,600	$8.40

(1) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the closing price per share of the Registrant’s Common Stock on September 17, 2007 a date within five (5) days prior to the date of filing of this Registration Statement, as reported by the OTC Electronic Bulletin Board.

(2)In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

(3) This registration statement shall also cover any additional shares of our common stock which become issuable pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

Documents Incorporated by Reference X Yes No

PART II

Information Required in the Registration Statement

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement and made a part hereof:

(a) Our Annual Report on Form 10-KSB for the year ended December 31, 2006 and filed pursuant to Section 15(d) of the 1934 Act.

(b) Our Quarterly Reports on Form 10-QSB for the quarter ended June 30, 2007 filed pursuant to Section 15(d) of the 1934 Act.

(c) All other documents filed by us after the date of this registration statement under Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date hereof and prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Articles of Incorporation of the Company provide for indemnification of employees and officers in certain cases. Insofar as indemnification for liabilities arising under The Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the securities and exchange commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Our Certificate of Incorporation and By-laws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we may indemnify thereunder, including our directors, officers, employees and agents. Such  indemnification (other than as ordered by a court) shall be made by us only upon a  determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest.  Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, our Certificate of Incorporation provides for the elimination, to the extent permitted by Florida law, of personal liability of our directors and our stockholders for monetary damages for breach of fiduciary duty as directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange  commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

5.1 Consent and Opinion of Anslow & Jaclin, LLP

10.1 Consulting Agreement between the Company and Joseph Levinson

23.1 Consent of Bagell Josephs, Levine & Company, LLC

ITEM 9. UNDERTAKINGS.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin, People’s Republic of China on this 17th day of September, 2007.

CHINA YINGXIA INTERNATIONAL, INC.

By:	/s/ Jiao Yingxia
Jiao Yingxia
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Jiao Yingxia	September 17, 2007
Jiao Yingxia, Director